FOR IMMEDIATE RELEASE

For:  MobileMedia

Media Contact:    Krista Grossman (310) 966-5515
Investor Contact: Lynne Burns (201) 969-4999




                      MOBILEMEDIA COMPLETES TOWER SALE TO
                           PINNACLE FOR $170 MILLION

                MOBILEMEDIA AND ARCH MODIFY MERGER AGREEMENT TO
            ENHANCE PROTECTION TO MOBILEMEDIA'S UNSECURED CREDITORS

             Tower Sale Key Component of Merger Agreement with Arch
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FORT LEE, New Jersey, September 3, 1998 - MobileMedia Corporation today announced (i) the closing of MobileMedia's previously announced sale of 163 transmission towers to Pinnacle Towers Inc. for $170 million in cash; and (ii) an agreement in principle to make certain modifications to its Merger Agreement, dated August 18, 1998, with Arch Communications Group, Inc.

CLOSING OF TOWER SALE

MobileMedia said that the sale of its tower site assets to Pinnacle, approved by the U.S. Bankruptcy Court for the District of Delaware on August 10, 1998, represents significant progress towards completion of its Chapter 11 proceeding and is a key component of its Merger Agreement with Arch Communications Group, Inc. MobileMedia has distributed the $170 million cash proceeds to its secured creditors, who have a lien on such assets to secure the principal amount of $649 million owing to them.

"The successful and timely completion of the sale of our transmission towers has enabled us to reduce our secured debt substantially and move one step closer to emergence from Chapter 11," said Joseph A. Bondi, Chairman Restructuring of MobileMedia and Managing Director of turnaround consultants Alvarez & Marsal. "The proceeds from the tower sale were used to repay $170 million of our pre-petition secured debt, which is the first step in our plan to provide 100% recovery to our secured creditors. The payment of the tower sale proceeds to the secured creditors also satisfies one of the conditions of our merger agreement with Arch Communications."
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Under the terms of the tower sale to Pinnacle, announced July 8th, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on the 163 towers through a lease arrangement for an initial lease period of 15 years at an aggregate annual rental of $10.7 million. In addition to the towers sold to Pinnacle, MobileMedia leases space on more than 4,000 transmissions towers nationwide for its paging transmission systems.

MERGER AGREEMENT

In response to recent capital market volatility, and in order to provide greater closing certainty for Arch's pending acquisition of MobileMedia, MobileMedia and Arch have agreed to modify the terms of the rights offering to MobileMedia's unsecured creditors by adding a "Market Price Protection Mechanism." If the Market Price Protection Mechanism is triggered, MobileMedia's unsecured creditors would be entitled to purchase shares of Arch common stock at a lower price than originally provided for, and Arch shareholders would receive warrants or, at their option, rights to maintain a fully diluted equity interest equal to 32.175% of the combined company.
Specifically, the principal terms of such modifications are:

         1. Following confirmation by the Bankruptcy Court of the Second Amended Plan of Reorganization, there will be an additional measurement period to determine the market value of Arch's common stock used to compute the number of shares issued in the rights offering to MobileMedia's unsecured creditors.

         2. If the price of Arch's common stock during this subsequent market price measurement period were below $6.25 per share, then the new Market Price Protection Mechanism would apply.

         3. The Market Price Protection Mechanism would adjust the exercise price of the rights issued to MobileMedia's unsecured creditors to 80% of Arch's stock price as measured during this new market price measurement period, but in no event would the exercise price be less than $2.00 per share. If there is any such adjustment, no warrants to purchase common stock would be issued to MobileMedia's unsecured creditors.

         4. If the Market Price Protection Mechanism were triggered, Arch shareholders would receive, at their option, either warrants or rights to acquire shares of Arch common stock, to enable Arch shareholders to maintain a 32.175% fully diluted equity interest of the combined company. The right to subscribe for additional shares of Arch common stock would be at the same exercise price as the rights issued to MobileMedia's unsecured creditors.

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         5.     To the extent Arch shareholders do not exercise such rights, they would receive an equivalent number of warrants to acquire shares of Arch common stock to enable them, if such warrants were fully exercised, to maintain a 32.175% fully diluted equity interest in the combined company. Such warrants would be exercisable until September 1, 2001 at a fixed exercise price reflecting a 20% annually compounded premium (calculated through September 1, 2001) over the exercise price of the rights. Assuming a December 31, 1998 closing date, and depending on the exercise price of the rights, the warrants issued to Arch shareholders (if the Market Price Protection Mechanism were triggered) would have an exercise price ranging between $3.25 and $8.11 per share.

         6. If the Market Price Protection Mechanism were triggered, the four institutions acting as standby purchasers for the rights offering would continue to receive warrants to purchase 2.5% of the fully diluted equity interest of the combined company. These warrants would be identical to those issued to Arch shareholders.

Bondi commented: "We are delighted that we have been able to negotiate a satisfactory arrangement with Arch, the Standby Purchasers, and the Official Committee of Unsecured Creditors that addresses the interests of all concerned, and that will afford us the opportunity to move expeditiously to confirm MobileMedia's Second Amended Plan of Reorganization."

C. Edward Baker, Jr., Chairman and Chief Executive Officer of Arch, said: "We have agreed to such amendments to the Merger Agreement and Standby Purchase Commitments in order to secure greater transaction certainty in the event that current capital market volatility still applies at the time of the rights offering. In the event that the Market Price Protection Mechanism is not triggered during the subsequent market price measurement period, then all aspects of the original Merger Agreement remain intact."

A Bankruptcy Court hearing to consider a motion by MobileMedia to approve certain provisions of the Merger Agreement, including certain mutual no-shop and exclusive dealing provisions, break-up fees to Arch and MobileMedia and the reimbursement of a portion of Arch's expenses, is scheduled for September 4, 1998 at 10:30 a.m. in the United States Bankruptcy Court for the District of Delaware.

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MobileComm(1) is one of the largest providers of paging and personal communications services in the United States. MobileComm offers local, regional and nationwide coverage in all 50 states, reaching markets of over 95 percent of the U.S. population. The Company operates two one-way nationwide FLEX networks and is currently constructing two nationwide narrowband PCS networks for which it owns licenses. MobileMedia Communications, Inc. (MobileComm) is a wholly-owned subsidiary of MobileMedia Corporation. MobileComm can be found on the World Wide Web at http://www.mobilecomm.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties, including those described in MobileMedia's Disclosure Statement, filed with the Bankruptcy Court on August 25, 1998. Such statements are subject to various factors that could cause actual results to differ materially from those set forth in forward-looking statements. Any forward-looking statements represent the judgment of MobileMedia as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements.

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1  Not associated with MobilComm, Inc. of Cincinnati, Ohio.